                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities

                    Exchange Act of 1934 (Amendment No.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [_]

     Check the appropriate box:
     [_] Preliminary Proxy Statement        [_]  Confidential, For Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [_] Definitive Additional Materials

     [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            PSS World Medical, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------


     (5) Total fee paid:

------------------------------------------------------------------------------

     [_] Fee paid previously with preliminary materials.

------------------------------------------------------------------------------

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement no.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                          [LOGO OF PSS WORLD MEDICAL]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 11, 2000

                               ----------------

  The Annual Meeting of Shareholders of PSS World Medical, Inc., a Florida corporation (the "Company"), will be held at 10:00 a.m., local time, on Monday, December 11, 2000, at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida, 32256 for the following purposes:

    1. To elect two Class I directors for a three-year term; and

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on October 30, 2000, are entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof.

  All shareholders are invited to attend the Annual Meeting. Those shareholders who are unable to attend are respectfully urged to sign and return the enclosed Proxy Card as promptly as possible. Shareholders who sign and return a Proxy Card may nevertheless attend the Annual Meeting, revoke their Proxy, and vote their shares in person.

  Whether or not you expect to be present, please sign, date and return the enclosed Proxy Card in the enclosed pre-addressed envelope as soon as possible. No postage is required if mailed from within the United States.

                                          By Order of the Board of Directors

                                          /s/ David A. Smith

                                          David A. Smith
                                          President and Chief Financial
                                           Officer

Jacksonville, Florida
November 6, 2000

                            PSS WORLD MEDICAL, INC.

                           4345 Southpoint Boulevard
                          Jacksonville, Florida 32216

                                PROXY STATEMENT

                                 INTRODUCTION

  The enclosed Proxy is solicited by the Board of Directors of PSS World Medical, Inc., a Florida corporation ("PSS" or the "Company"), for use at its Annual Meeting of Shareholders scheduled to be held on Monday, December 11, 2000 at 10:00 a.m., local time, or at any postponements or adjournments thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida, 32256. The date of the mailing of this Proxy Statement and accompanying Proxy is on or about November 8, 2000.

Procedural Matters

  Shareholders of record at the close of business on October 30, 2000 are entitled to notice of and to vote at the Annual Meeting. At the record date, 71,069,606 shares of Common Stock of the Company, $0.01 par value per share (the "Common Stock"), were issued and outstanding and approximately 1500 shareholders of record. Shareholders are entitled to one vote per share on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on October 30, 2000 will constitute a quorum. If the accompanying Proxy Card is properly signed and timely returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein.

  Unless contrary instructions are given, the persons designated as proxy holders on the accompanying Proxy Card will vote: FOR the Board's nominees and if any other matters properly come before the Annual Meeting, in accordance with their best judgment on such matters. Each such proxy granted may be revoked by the shareholder(s) at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. The powers of the proxy holder with respect to a particular proxy will be suspended if the person executing that proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy. Shareholders have no dissenters' rights of appraisal in connection with any matter being presented at the Annual Meeting.

  Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

  Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

  A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                        PROPOSAL: ELECTION OF DIRECTORS

Board of Directors

  The Board of Directors currently consists of eight directors who are elected in three classes, with two Class I members, three Class II members and three Class III members. Patrick C. Kelly resigned from the Board as a Class I member on October 2, 2000. In response to such vacancy, the Board of Directors has elected T. O'Neal Douglas, a former outside director of the Company, to fill the vacancy, to serve as a Class I director of the Company and to stand for election at the Annual Meeting.

  Members of each class hold office for three-year terms; the terms of the classes are staggered so that the term of one class terminates each year. Each member of the Board of Directors holds office for the term for which he or she was elected and until his or her successor shall have been duly elected and qualified, or until the earlier of his or her resignation, removal from office or death.

  Class I Directors. The terms of the Class I directors, T. O'Neal Douglas and Clark A. Johnson, expire at the Annual Meeting of Shareholders in 2000, or when their successors have been duly elected and qualified.

  Class II Directors. The terms of the Class II directors, Melvin L. Hecktman, Delores P. Kesler and David A. Smith, expire at the Annual Meeting of Shareholders in 2001, or when their successors have been duly elected and qualified.

  Class III Directors. The terms of the Class III directors, Hugh M. Brown, Donna C.E. Williamson and Charles R. Scott expire at the Annual Meeting of Shareholders in 2002, or when their successors have been duly elected and qualified.

Election of Class I Directors

  Messrs. Johnson and Douglas have been nominated for election at the 2000 Annual Meeting by the Board of Directors to serve as Class I directors and have informed the Company that they will serve if elected.

  Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The accompanying proxy, unless otherwise specified, will be voted FOR the election of Messrs. Johnson and Douglas as directors. If either of Messrs. Johnson or Douglas should become unavailable, which is not now anticipated, the proxy will be voted for the election of such other person as the Board of Directors may select to replace such nominee, unless the Board of Directors instead reduces the number of directors comprising the Board. Each such proxy granted may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

Experience of Directors

                            Nominees for Directors
                                    Class I
                     (whose terms, if elected, will expire
                at the Annual Meeting of Shareholders in 2003)

  T. O'Neal Douglas has served on the Board of Directors since October 2000 and previously served on the Board of Directors from July 1993 to September 1999. Mr. Douglas has been Chairman of American Heritage Life Insurance Co. ("AHL Insurance"), and its holding company American Heritage Life Investment Corporation ("AHL Investment"), from 1994 to 2000. He has also served as Chief Executive Officer of AHL Insurance and AHL Investment from 1990 to 1999, President of AHL Investment from 1990 to 1996 and President of AHL Insurance from 1986 to 1994. In addition, Mr. Douglas has served as a director of Barnett Bank of Jacksonville, N.A from 1986 to 1997 and as a director of NationsBank, N.A. until 1998.

  Clark A. Johnson has served on the Board of Directors of the Company since September 1999 and has served as Chairman of the Board since October 2000. From August 1988 to June 1998, Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Pier 1 Imports, Inc., a specialty retailer of imported decorative home furnishings, gifts and related items. Prior to these positions, Mr. Johnson served as President of Pier 1 Imports, Inc. from May 1985 to August 1988. Mr. Johnson currently serves on the boards of Niagra-Mohawk Power, Albertson's Inc., Intertan, Inc., Metromedia International Group and Refco, Inc.

                        Directors Whose Terms of Office
                  Will Continue After the 2000 Annual Meeting
                                   Class II
                      (terms expire at the Annual Meeting
                           of Shareholders in 2001)

  Melvin L. Hecktman has served on the Board of Directors of the Company since March 1998. From May 1993 through March 1998, Mr. Hecktman served on the Board of Directors of Gulf South Medical Supply, Inc., a distributor of medical supplies to the long-term care industry ("Gulf South"), which was acquired by the Company in March 1998. Since 1993, Mr. Hecktman has served as President of Hecktman Management, an investment management and consulting firm, and as a partner of Commonwealth Capital Partners, a merchant banking group. Mr. Hecktman was associated with United Stationers, Inc., a wholesaler of general business products, as an employee or director for 33 years and served as its Vice Chairman from 1989 through August 1993.

  Delores P. Kesler has served on the Board of Directors of the Company since July 1993. Ms. Kesler has been Chairman and Chief Executive Officer of Adium, Inc., a capital investment company since 1996. Ms. Kesler is also a founder of AccuStaff, Incorporated, a strategic staffing, consulting and outsourcing venture, and served as its Chairman and Chief Executive Officer from 1978 until 1996. Ms. Kesler currently serves on the boards of Thermoview Industries, Inc., Clay County Bank in Orange Park, Florida, St. Luke's/Mayo Foundation and the Horatio Alger Association of Distinguished Americans, Inc.

  David A. Smith has served on the Board of Directors of the Company since July 1993, as President since October 2000 and as Chief Financial Officer since April 1992. Mr. Smith also served as an Executive Vice President of the Company from April 1996 to October 2000 and a Vice President of the Company from April 1992 to April 1996. Prior to serving as Vice President and Chief Financial Officer, Mr. Smith served the Company as a Regional Manager, General Manager, Sales Manager and Operations Manager from July 1987 to June 1993. Prior to joining the Company, Mr. Smith worked in public accounting from 1983 to 1987.

                                   Class III
                      (terms expire at the Annual Meeting
                           of Shareholders in 2002)

  Hugh M. Brown has served on the Board of Directors of the Company since March 1998. He serves as the Chairman of the Audit Committee of the Board of Directors. Mr. Brown has served as Chairman of the Board and Chief Executive Officer of BAMSI, Inc., an engineering and technical services company, since he founded the company in 1978. From 1990 to 1997, Mr. Brown served as a director for the Federal Reserve Bank of Atlanta and served as Chairman since January 1996. He has been a director of SunTrust Bank Florida since January 1998.

  Donna C.E. Williamson has served on the Board of Directors of the Company since March 1998. Since May 1999, Ms. Williamson has been Managing Director for ABN AMRO Private Equity. From October 1996 to May 1999, Ms. Williamson was an independent consultant. From July 1993 to September 1996, Ms. Williamson served as Senior Vice President for Caremark International, Inc., a provider of healthcare services. From 1983 to 1992, she served as a Corporate Vice President at Baxter International, a medical products and services company. She has served on the boards of: (i) Haemonetics Corporation, a manufacturer of automated systems for collection, processing and surgical salvage of blood, since 1993; (ii) A.G. Edwards, Inc., a financial services company, from 1988 to 1997; and (iii) Gulf South from July 1997 to March 1998.

  Charles R. Scott has served on the Board of Directors of the Company since March 1998. Currently, Mr. Scott is the Chairman and Chief Executive Officer of Leadership Centers, USA d/b/a TEC Florida which provides continuing education for executives of Florida based companies. From February 1991 to December 1996, Mr. Scott was President and Chief Executive Officer of The Actava Group, Inc. (formerly Fuqua Industries, Inc.), an operating holding company. Mr. Scott also served as Chairman and Chief Executive Officer of Intermark, Inc., an operating holding company, from 1970 to 1991.

Committees of the Board and Board Meetings

  The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

  The Board's Executive Committee, which held three meetings in fiscal year 2000, is authorized to act with the full authority and in place of the Board at such times as members of the Executive Committee deem necessary and appropriate. Members of the Executive Committee for fiscal year 2000 were Messrs. Brown, Kelly, Hecktman and Scott, with Mr. Kelly acting as Chairman. Current members of the Executive Committee are Messrs. Johnson and Scott and Ms. Kesler, with Mr. Johnson acting as Chairman.

  The Board's Audit Committee, which held three meetings in fiscal year 2000, reviews the scope and results of the audit conducted by the Company's independent auditors. In addition, it reviews systems of internal controls and accounting policies and procedures. Members of the Audit Committee are Messrs. Brown, Johnson and Scott and Ms. Kesler, with Mr. Brown acting as Chairman.

  The Board's Compensation Committee, which held three meetings in fiscal year 2000, reviews salary levels of management personnel and makes appropriate recommendations to the Board with respect thereto. In addition, it makes recommendations to the Board concerning certain employee benefit plan matters, including the granting of stock options. Members of the Compensation Committee are Messrs. Johnson and Scott and Ms. Williamson, with Mr. Scott serving as Chairman.

  The Board's Nominating Committee, which held no meetings in fiscal year 2000, recommends candidates for directorship. Members of the Nominating Committee for fiscal year 2000 were Messrs. Hecktman and Kelly and Ms. Kesler with Mr. Hecktman serving as Chairman. Current members of the Nominating Committee are Messrs. Hecktman and Ms. Kesler with Mr. Hecktman serving as Chairman.

  During fiscal year 2000, the Board held 12 meetings. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a director; and (2) the total number of meetings held by all committees of the Board on which he or she served during the periods for which he or she served.

Director Compensation; Compensation Committee Interlocks and Insider
Participation

  In fiscal year 2000, directors who were not employees of the Company received an annual retainer of $15,000 and $1,500 for each of the meetings of the Board of Directors which they attended. Members of the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee received additional fees of $750 for each committee meeting attended ($1,200 in the case of committee chairperson), although members of each committee receive no compensation for action taken by written consent without a meeting. Directors who are employees of the Company are not compensated for Board or committee meeting attendance.

  Pursuant to the Company's Amended and Restated Directors' Stock Plan, non-employee directors receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant and all options are fully vested at the date of grant. In addition, upon election to the Board of Directors by the shareholders, directors will receive a grant of 3,000 shares of restricted stock. Restrictions on the restricted stock will lapse upon the expiration of the director's term in office.

  Non-employee directors can elect to receive stock options in lieu of their annual director fees and/or their election-year grants of restricted stock under the Amended and Restated Directors' Plan.

                                  MANAGEMENT

Directors and Executive Officers

  The directors and executive officers of the Company are as follows:

    Name                 Age Position
    ----                 --- --------
David A. Smith..........  40 President, Chief Financial Officer and Director
John F. Sasen, Sr.......  58 Executive Vice President and Chief Marketing Officer
Douglas J. Harper.......  48 President, Physician Sales & Service Division
Kirk A. Zambetti........  32 President, Diagnostic Imaging, Inc.
Gary A. Corless.........  35 President, Gulf South Medical Supply, Inc.
Hugh M. Brown(2)........  64 Director
T. O'Neal Douglas.......  65 Director
Melvin L. Hecktman(4)...  60 Director
Clark A.
 Johnson(1)(2)(3).......  69 Chairman of the Board of Directors
Delores P.
 Kesler(1)(2)(4)........  59 Director
Donna C.E.
 Williamson(3)..........  49 Director
Charles R.
 Scott(1)(2)(3).........  72 Director

--------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Nominating Committee.

  For information pertaining to the experience and background of David A. Smith, Hugh M. Brown, T. O'Neal Douglas, Melvin L. Hecktman, Clark A. Johnson, Delores P. Kesler, Donna C.E. Williamson and Charles R. Scott, see "Election of Directors--Experience of Directors."

  John F. Sasen, Sr. has served as Executive Vice President and Chief Marketing Officer of the Company since April 1998. From July 1993 to April 1998, Mr. Sasen served as a Director of the Company, and from August 1995 to April 1998, as President and Chief Operating Officer of the Company. Mr. Sasen served as the Chief Operating Officer of the Company from December 1993 to March 1997 and served as Executive Vice President from August 1993 to August 1995. Prior to joining the Company in 1993, Mr. Sasen was Vice President-- Sales, Marketing and Distributor Relations for a division of Becton Dickinson, & Company ("Becton Dickinson"), a manufacturer of health care products. In that position, Mr. Sasen directed product development and marketing efforts, technical services, product services and customer service. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director of Humascan, Inc., a manufacturer of a breast thermal detection device. Mr. Sasen is currently Chairman of the Health Industry Distributors Association, a non-profit organization that addresses the needs of the healthcare industry.

  Douglas J. Harper has served as President of Physician Sales & Service, a division of the Company, since April 2000. Prior to this position, Mr. Harper served as Senior Vice President and Chief Sales & Marketing Officer of PSS from March 1997 to April 2000, Senior Vice President--Northern Region of the Company from April 1996 to March 1997 and served as Vice President--Northern Region from August 1995 to March 1996. He served as the Northeast Regional Manager for Taylor Medical, Inc. ("Taylor"), a medical supply distribution company, which was acquired by the Company in August 1995, from 1990 to August 1995. Mr. Harper founded Medco Systems/Quinoy Medical Supply, a medical supply distribution company, which was acquired by Taylor in 1990.

  Kirk A. Zambetti has served as Chief Executive Officer of Diagnostic Imaging since April 1998. Prior to that time, Mr. Zambetti served as Vice President for the Southern Region of Diagnostic Imaging in 1997 and 1998 and as the General Leader in Atlanta for Diagnostic Imaging in 1997. From 1993 to 1997, Mr. Zambetti served the Company as a branch manager and a sales manager.

  Gary A. Corless has served as Chief Executive Officer of Gulf South since July 1999. From April 1998 to July 1999, Mr. Corless served as Senior Vice President--Eastern Region of Diagnostic Imaging. Prior to that position, he served as the Company's Vice President--Southern Region from June 1997 to March 1998. From 1990 to 1996, Mr. Corless held various leadership positions with the Company, and from 1996 to 1998, he served the Company as a regional vice president of sales and operations.

  Executive officers of the Company are elected annually and serve at the discretion of the Board. There are no family relationships between or among any of the Company's directors or executive officers.

Report on Executive Compensation

  The Compensation Committee is composed of at least three outside directors of the Board who are not employees or former employees of the Company. The Committee is responsible for the approval and oversight of the compensation program for the Company's officers. In performing these responsibilities, the Committee has used the services of an independent compensation consultant from William M. Mercer, Incorporated. This report to shareholders addresses the Company's compensation policies for the executive officers and its basis for determining the compensation of the Chief Executive Officer ("CEO") for the past fiscal year.

  The Compensation Committee met four times during the past fiscal year, and it dealt with a number of subjects described in this report. It also should be noted that the Committee's membership changed during the year due to changes in the composition of the Board of Directors itself. At the beginning of the fiscal year the Committee was chaired by T. O'Neal Douglas who served in that capacity until his resignation from the Board of Directors in September of 1999. Charles Scott then assumed the role of Committee Chairman and outside directors Donna Williamson and Clark A. Johnson joined Mr. Scott and James L.L. Tullis as Committee members. Mr. Tullis resigned from the Board in May of 2000.

  Compensation Strategy. The Compensation Committee reviewed the Company's compensation strategy adopted in 1994 and affirmed its continuing appropriateness. The goals of the executive compensation program are to:

  . enable the Company to attract and retain high quality executives by providing total compensation opportunities and a compensation mix which are at or above the relevant employment market levels, but with modest fixed costs and leveraged incentive opportunities; and

  . motivate executives to act in the best interests of shareholders by providing substantial incentive opportunities to be earned through performance on direct or indirect measures of long-term shareholder value creation.

  Targeted compensation levels are stated below and are followed by a more detailed discussion of each of the three compensation elements.

  . the base salary policy reflects median levels for companies of comparable revenue size;

  . the annual incentive plan award opportunities are targeted at median levels and associated with aggressive earning growth goals. Actual awards are determined based upon how performance compares to such goals; and

  . the long-term incentives earned reflect contributions to shareholder value over the long-term period, both in terms of the absolute growth in value per share of common stock and relative growth compared to a broad sample of companies or a composite index (e.g., Nasdaq National Market).

  Base Salary. In the past the Committee has reviewed officer salaries at its March meeting and adjusted them at the beginning of each fiscal year. As noted in this Committee's report to shareholders last year, the officer group's salaries were reduced by over 9%, in the aggregate, in May of 1998. At its March 1999 meeting, the Committee again reviewed salaries and approved increases effective at the beginning of the fiscal year, which brought most of the officers' salaries back to their former levels. At its June 21, 1999, meeting the Committee restored the salary of one officer retroactive to the beginning of the fiscal year. At its December 14, 1999, meeting the Committee returned Mr. Kelly's salary to its former level, retroactive to the beginning of the fiscal year. In effect, Mr. Kelly's salary of $635,000 was reduced to $500,000 in May 1998 and then restored to $635,000 in April 1999.

  At its March 28, 2000 meeting, the Committee received and reviewed the independent consultant's report on executive compensation competitiveness and Company performance. Among 21 comparison companies, the Company ranked 12th in terms of overall performance and 14th in terms of overall compensation as relates to its top officers. Based in part upon this analysis and in light of the fact that current salary levels were established two years ago, modest adjustments were approved by the Committee for fiscal 2001. Included among these was a 3.9% increase for the CEO, Mr. Kelly.

  Annual Incentives. With respect to annual incentive compensation, the Committee reaffirmed the existing incentive amounts for target awards as a percentage of salary (i.e., 60% for the CEO position, 50% for the other executive officer positions, and 40% for the other corporate officer positions). For the purposes of funding annual incentives, the profit target was established at the beginning of the 2000 fiscal year based on a business plan reviewed and approved by the Compensation Committee. While not to pertain to the CEO or any other named officer to which Code 162(m) might apply, the Compensation Committee again reserved the right to increase or decrease such incentives by as much as 25% based upon the achievement, or lack thereof, of key strategic milestones, such as number and cost of new site openings, acquisitions and growth revenues. However, this right was not utilized this past year.

  While the CEO's annual incentive compensation is based solely upon profit performance results, other corporate staff officers have up to 20% of their incentive opportunity based upon their assessed individual contributions to the Company's success. Incentive amounts listed in the Summary Compensation Table for the five highest compensated officers were paid for results achieved during fiscal year 2000.

  Long-Term Incentives. The Long-Term Stock and Long-Term Incentive Plans which were adopted in March 1994 have expired and been replaced with the 1999 Long-Term Incentive Plan and the 1999 Broad-Based Employee Stock Plan. Stock options were granted to all officers in fiscal 2000, consistent with the compensation strategy and after applying an award grant methodology for distributing the share allocation established for the year. Under the grant guideline, a set number of shares is annually awarded to officers based upon their respective salaries and tier responsibilities within the Company.

  A performance award program maintained under the Long-Term Incentive Plan provides contingent cash award opportunities to eligible participants based upon the Company's relative total shareholder return results as compared to all other companies on the Nasdaq National Market. In order to receive any payment, the Company must have at least a 60th percentile rank on a total shareholder return basis over a three-year period. A target award may be paid at the 50th percentile, and a scale has been created whereby a maximum award of three times the target may be earned if the Company's total shareholder return results would place it among the top 10% (90th percentile or above) of all Nasdaq National Market companies.

  The most recently completed performance period under this plan ended on December 31, 1999, and the Company's three year total shareholder return placed it below the 50th percentile amount Nasdaq National Market companies. Accordingly, no payment was made to the eligible participants for the performance period ending on December 31, 1999.

  New grants under this program have been made at the beginning of each calendar year since May 1994. Their value, if any, is determined three years later based upon the Company's comparative total shareholder return results. However, no new grants were made as of January 1, 2000 because of the announced intent for a sale of all or part of the company. Instead, the Committee approved the granting of retention bonuses for officers and selected others. These cash awards vest over a three year period, were granted in recognition of the fact that the value to be received from a prospective sale of the Company or any of its divisions would, in large part, be dependent upon having a quality workforce and continuity of skilled management.

  Compensation of Chief Executive Officer. As previously noted in this report, the CEO's salary was reduced in May 1998 from $635,000 to $500,000 along with significant reductions in the salaries of all other officers. Effective with the beginning of fiscal 2000, the salaries of all officers other than the CEO were restored to their former levels. At its meeting on December 14, 1999, the Committee restored Mr. Kelly's salary to $635,000 retroactive to April 1, 1999. At its March 28, 2000 meeting, the Committee reviewed data pertaining to both the Company's performance and pay levels as compared to a group of 21 other publicly traded companies involved in the manufacture and distribution of medical equipment and supplies. Based in part upon that review, the Committee increased the salary paid to Mr. Kelly to $660,000 for the next fiscal year.

  The annual incentive award of $120,000 for fiscal year 2000 paid to the CEO was determined based upon the annual incentive plan profit targets that the Committee reviewed and approved for fiscal year 2000 at its meeting in March 1999. In addition, stock options were granted to Mr. Kelly under the 1999 Long-Term Incentive Plan in accordance with the Company's standard stock option grant methodology, wherein an annually allocated number of stock option shares are granted to all officers based upon their salary and respective tier responsibility assignments. In addition, in each year since 1994, performance units have been granted to Mr. Kelly and the other officers the value of which would be determined based upon the Company's total shareholder return as compared to all companies listed on the Nasdaq National Market Exchange. However, neither Mr. Kelly nor any of the other officers were granted any such contingent units during fiscal 2000. And because the Company's total shareholder return results did not place it in the upper half of the Nasdaq National Market companies for the three year period ending in December 31, 1999, the contingent units Mr. Kelly had received for the period January 1, 1997 through December 31, 1999 expired without any payment.

  Other Considerations. The Omnibus Budget Reconciliation Act of 1993 (OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as "performance-based" under Code Section 162(m). The 1999 Long-Term Incentive Plan permits the grant of stock options and other awards that are fully deductible under Code Section 162(m). It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent. None of the Company's executive officers received compensation in excess of $1,000,000 in 2000.

  With the assistance of an independent consultant, the Committee conducted a review of its charter, including its designated duties and responsibilities. Following such review, the Board accepted the Committee's recommendations that the charter be amended to charge the Committee with the responsibility to maximize the deductibility of executive compensation under Code Section 162(m) and conduct a review of the advisability of having change in control protections in the Company's employment contracts.

  The Committee also received and considered a report from the independent consultant on outside director compensation trends and practices. Based on this review, the Committee approved certain revisions in the remuneration of the Company's outside directors, to include (i) meeting fees, (ii) a quarterly retainer payable, at the director's election, in the form of cash or stock options, (iii) an additional quarterly retainer for a Committee chairperson,
(iv) restricted stock grants upon election and each re-election as a director, and (v) a one-time retention bonus to be paid upon the first to occur of a change in control of the Company, failure to be re-nominated as a director at the 2000 annual meeting of stockholders, or July 1, 2001 if the director is then still a director. The Directors have recently agreed to have this retention bonus paid in stock options in lieu of cash.

Respectfully submitted,

The Compensation Committee
  Charles R. Scott, Chairman
  Clark A. Johnson
  Donna Williamson

Executive Officer Compensation

  The following table presents certain summary information concerning compensation paid or accrued by the Company, for services rendered in all capacities for the three fiscal years ended March 31, 2000, for its Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer.

                          Summary Compensation Table

                                     Annual Compensation   Long-Term Compensation
                                    ---------------------- ------------------------
                                                                          Long-Term
                                                            Securities    Incentive  All Other
                                          Salary   Bonus    Underlying      Plan    Compensation
Name and Principal Position         Year  ($)(1)   ($)(2)  Options(#)(3)   ($)(4)      ($)(5)
---------------------------         ---- -------- -------- -------------  --------- ------------
Patrick C. Kelly(6)................ 2000 $635,000 $120,000     97,830          --     $21,773
 Chairman of the Board and          1999  511,250  278,313    112,081          --      11,500
 Chief Executive Officer            1998  535,000  128,400    506,575(9)  $487,500     12,006

David A. Smith(7).................. 2000  350,000   70,000     47,864          --         697
 Executive Vice President and Chief 1999  304,166  139,157     45,455          --         385
 Financial Officer                  1998  255,000   45,880     42,015(10)  101,250        870

Frederick E. Dell(8)............... 2000  353,125   70,625     44,937          --         585
 Chief Operating Officer            1999  277,082   96,250     39,897          --         385
 Chief Executive Officer of         1998  200,000   48,000     30,076(11)   70,380        689
 Physician Sales & Service Division

John F. Sasen, Sr.................. 2000  275,000   55,000     38,433          --       1,720
 Executive Vice President and Chief 1999  254,167  115,964     42,666          --       1,260
 Marketing Officer                  1998  330,000   52,800     55,824(12)  173,250      1,753

Kirk A. Zambetti................... 2000  230,000   46,000     21,617          --         134
 Chief Executive Officer of         1999  160,000   58,320     11,600          --         --
 Diagnostic Imaging, Inc.           1998  117,500   31,955      1,500(13)      --         --
 (as of April, 1998)

--------
 (1)  Total base salary earned during the fiscal years presented.
 (2) Annual incentive award paid for results achieved during the fiscal years presented. Any amounts deferred at the election of the executive are included in the reported amounts.
 (3) Grants of stock options made during the fiscal years presented. These awards were made under the Company's 1999 Long Term Incentive Plan, Amended and Restated 1994 Long Term Incentive Plan, and Amended and Restated 1994 Long Term Stock Plan.
 (4) Reflects payouts for the second performance period which ended December 31, 1998 under the Company's 1994 Amended and Restated Long-Term Incentive Plan.
 (5) All other compensation which is not included in the aforementioned categories. Amounts shown in this column include the following payments for fiscal year 2000: (i) for Mr. Kelly, $20,000 for total premiums under a key-man life insurance policy and $1,773 for imputed income under a split-dollar life insurance policy; (ii) for Mr. Smith, $607 for imputed income under a split dollar life insurance policy; (iii) for Mr. Dell, $585 for imputed income under a split dollar life insurance policy; (iv) for Mr. Sasen, $1,702 for imputed income under a split dollar life insurance policy; and (v) for Mr. Zambetti, $134 for imputed income under a split dollar life insurance policy.
 (6) Mr. Kelly served as Chief Executive Officer and Chairman of the Board of the Company as of the fiscal year ended March 31, 2000. Mr. Kelly resigned from such positions effective October 2, 2000.
 (7) Mr. Smith served as Executive Vice President, Chief Financial Officer, and Secretary of the Company as of the fiscal year ended March 31, 2000. Mr. Smith has served as President, Chief Financial Officer, and Secretary effective October 3, 2000.
 (8) Mr. Dell served as Chief Operating Officer of the Company and Chief Executive Officer of the Physician Sales & Service Division as of the fiscal year ended March 31, 2000. Mr. Dell resigned from such positions effective October 10, 2000.
 (9) Includes 33,333 options granted in fiscal year 1996 and 70,000 options granted in fiscal year 1997 that were repriced in fiscal year 1998.

(10) Includes 9,045 options granted in fiscal year 1997 that were repriced in fiscal year 1998.
(11) Includes 4,217 options granted in fiscal year 1997 that were repriced in fiscal year 1998.
(12) Includes 13,157 options granted in fiscal year 1997 that were repriced in fiscal year 1998.
(13) Includes 1,000 options granted in fiscal 1997 that were repriced in fiscal year 1998.


               Option Grants in Fiscal Year Ended March 31, 2000

  The following table sets forth summary information concerning individual grants of stock options made during the fiscal year ended March 31, 2000 to each of the executive officers named in the Summary Compensation Table.

                                        Individual Grants
                         ------------------------------------------------
                                                                          Potential Realized
                                                                           Value at Assumed
                                       Percentage                         Actuarial Rates of
                         Number of  of Total Options                          Stock Price
                         Securities    Granted to                          Appreciation for
                         Underlying    Employees     Exercise               Option Term(2)
                          Options      in Fiscal       Price   Expiration -------------------
Name                     Granted(#)    Year 2000     ($/Sh)(1)    Date     5% ($)   10% ($)
----                     ---------- ---------------- --------- ---------- -------- ----------
Patrick C. Kelly........   72,966         11.6%       $ 8.688   9/15/09   $398,764 $1,010,319
                           24,864          4.0         10.620   9/15/09    166,063    420,837
David A. Smith..........   34,051          5.4          8.688   9/15/09    186,049    471,485
                           13,813          2.2         10.620   9/15/09     92,255    233,793
Frederick E. Dell.......   35,267          5.6          8.688   9/15/09    192,693    488,322
                            9,670          1.5         10.620   9/15/09     64,585    163,670
John F. Sasen, Sr.......   26,754          4.3          8.688   9/15/09    146,179    370,448
                           11,679          1.9         10.620   9/15/09     78,002    197,673
Kirk A. Zambetti........   16,792          2.7          8.688   9/15/09     91,694    232,371
                            4,835          0.8         10.620   9/15/09     32,292     81,835

--------
(1) The options granted in fiscal year 2000 at an exercise price of $8.688 per share to Messrs. Kelly, Smith, Dell, Sasen and Zambetti are exercisable immediately and expire ten years from the date of grant.
(2) The dollar amounts reported in the "Potential Realized Value" at "Assumed Actuarial Rates of Stock Price Appreciation" columns represent hypothetical amounts that may be realized on exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Common Stockholder the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price or value of the Common Stock.

                     Option Holdings as of March 31, 2000

  The following table sets forth information regarding the value of the unexercised options held by each of executive officers named in the Summary Compensation Table as of March 31, 2000, based on the market value of the Common Stock on that date:

                      Option Values as of March 31, 2000

                                                   Number of Securities      Value of Unexercised
                                                   Underlying Options at    In-the-Money Options at
                           Shares                     March 31, 2000           March 31, 2000(1)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Patrick C. Kelly........      --          --       866,717      31,722       111,825         --
David A. Smith..........      --          --       166,585      17,877           --          --
Frederick E. Dell.......      --          --       135,994      15,258           --          --
John F. Sasen, Jr. .....      --          --       191,205      18,399           --          --
Kirk A. Zambetti........      --          --        39,217       9,478           --          --

--------
(1) Based upon the closing price of $6.781 of the Common Stock on the Nasdaq National Market on March 31, 2000.

Performance Graph

  The following performance graph compares the performance of the Common Stock to the Nasdaq National Market Composite index and a line-of-business index of selected peer companies assuming $100 was invested and all dividends, if any, were reinvested. The graph covers the period from May 5, 1994, the date of the Company's initial public offering, to the Company's fiscal year ended on March 31, 2000. The Company did not pay dividends during the period covered by this graph. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                    Comparison of Cumulative Total Returns

                            PSS World Medical, Inc.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                         AMONG PSS WORLD MEDICAL, INC.
                   PEER GROUP AND NASDAQ STOCK MARKET (U.S.)
                                 [LINE GRAPH]
                                        Cumulative Total Return
                         ----------------------------------------------------
                         3/30/95  3/29/96  3/28/97  4/3/98   4/2/99   3/31/00
                         -------  -------  -------  -------  -------  -------
PSS World Medical, Inc.  $100.00  $232.03  $121.88  $210.94  $ 84.08  $ 63.57
Peer Group               $100.00  $133.72  $149.41  $224.92  $243.88  $158.50
NASDAQ Stock Market
 (U.S.)                  $100.00  $135.88  $154.54  $231.29  $313.40  $575.02

--------
(1) The Peer Group is comprised of AmeriSource Health Corp., Baxter International Inc., Bergen Brunswig Corp., Bindley Western Industries Inc., Cardinal Health, Inc., Graham-Field Health Products Inc., Henry Schein, Inc., McKesson HBOC, Inc., Moore Medical Corporation, Owens and Minor, Inc. and Patterson Dental Company.

Employment Agreements

  The Company has entered into employment agreements with each of its named executive officers, which include the terms described below.

  Term. The executive officers' employment agreements are for initial terms of three years and automatically extend by one-year on each anniversary of the effective date, unless either party elects not to extend. Upon the occurrence of a change in control of the Company, the term will automatically extend for a period of three years from that date (or two years, in the case of Messrs. Harper, Zambetti and Corless). The agreements of Messrs. Smith, Sasen, Zambetti and Corless currently extend to March 4, 2003, March 1, 2003, April 1, 2002, April 1, 2002, and April 1, 2002, respectively.

  Salary and Benefits. Under the terms of his current employment agreement, each of the executive officers is entitled to a minimum annual salary and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to employees or other senior executives of the Company. The current annual salaries of the Executive officers are as follows: Mr. Smith--$364,000; Mr. Sasen--$286,000; Mr. Harper--$235,000; Mr.
Zambetti--$240,000; and Mr. Corless--$226,000.

  Termination. Each of the employment agreements may be terminated by the Company at any time with or without "cause" (as defined therein), or by the executive with or without "good reason" (as defined therein). The agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

  If any of the executive officers is terminated without cause or he resigns for good reason, he will be entitled to his accrued salary and benefits through the date of termination, plus a severance amount equal to one times his base salary (or one-half times salary in the case of Messrs. Zambetti and Corless). The Company would also provide him with health insurance coverage for one year following such termination (or six months in the case of Messrs. Harper, Zambetti and Corless) and reimbursement of up to $30,000 for outplacement services (or $15,000 in the case of Messrs. Zambetti and Corless).

  If any of the executive officers is terminated with cause or resigns for good reason after or in connection with a change of control of the Company (including a termination for any reason or no reason during the 30-day period beginning on the first anniversary of such change in control), the Company will be required to pay him his accrued salary and benefits through the date of termination, a prorata payment of his annual bonus for the year of termination, and a severance amount equal to two times his base salary. The Company would also provide him with health insurance coverage for a period of two years following such termination and reimbursement for outplacement services as described above. For purposes of the employment agreements, a change in control of the Company is generally defined as (i) the acquisition by a third party of 35% or more of the voting power of the Company; (ii) a change in a majority of the board of directors to persons who were not incumbent directors at the effective date of the agreement or persons whose nomination or election was not approved by a majority of such incumbent directors; and (iii) the consummation of certain mergers, asset sales or other major business combinations.

  If the employment of any of the executive officers is terminated by reason of his disability or retirement, he will be entitled under his employment agreement to his accrued salary and benefits and any disability or retirement benefits that may apply, but no additional severance amount. If such employment is terminated by reason of his death, the executive officer's estate will be entitled to accrued salary and benefits and any death benefits that may apply, plus a lump sum payment equal to 60 days' salary in the case of Messrs. Smith and Sasen, or 45 days' salary in the case of Messrs. Harper, Zambetti and Corless.

  If any of the executive officers is terminated for cause, or if he resigns from the Company without good reason, he will be entitled to his accrued salary through the date of termination, plus a severance amount equal to 30 days' base salary and health insurance coverage for 30 days following such termination.

  Each of the employment agreements provides that the executive officer will be entitled to a tax gross-up payment from the Company to cover any excise tax liability he may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

  Restrictive Covenants. Each executive officer has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company's customers or recruit its employees, for a period of 18 months following the termination of his employment or the earlier occurrence of a change of control of the Company.

  On October 2, 2000 the Board of Directors accepted Mr. Kelly's resignation and agreed that it would be treated as a "termination without cause" for purposes of his employment contract. The Board is currently in discussions with Mr. Kelly regarding payments to him pursuant to his contract and other matters relating to his resignation.

Retention Bonuses

  Each of the executive officers is a participant in the Company's Officer Retention Bonus Plan, which provides a retention bonus, payable 50% on February 1, 2001, 30% on February 1, 2002 and 20% on February 1, 2003, provided the executive is employed by the Company on such dates. The full retention bonuses payable under the bonus plan to Messrs. Smith, Sasen, Harper, Zambetti and Corless are $450,000, $350,000, $240,000, $350,000 and
$300,000, respectively.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During fiscal year 1998, the Company loaned Patrick C. Kelly, who served as Chairman of the Board and Chief Executive Officer of the Company until October 2, 2000, $3,000,000 to consolidate debt incurred in relation to certain real estate activities, as well as to provide the cash needed to pay off personal debt. During fiscal year 2000, the principal amount of the loan increased approximately $249,000. The loan is unsecured, bears interest at the applicable federal rate for long-term obligations (6.25% at March 31, 1999), and is due September 2007. The remaining principal amount outstanding as of March 31, 2000 was approximately $2,985,000.

                   BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

  The following table reflects the number of shares of Common Stock beneficially owned as of March 31, 2000, by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding Common Stock,
(ii) each of the executive officers named in the Summary Compensation Table,
(iii) each director, and (iv) all of the Company's executive officers and directors as a group. Unless otherwise noted, the address of the following beneficial owners is 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Also unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                                          Number of Percent of
          Name                                             Shares    Total(1)
          ----                                            --------- ----------
Patrick C. Kelly(2)...................................... 1,583,550    2.2%
David A. Smith(2)........................................   343,841      *
John F. Sasen(2).........................................   342,231      *
Frederick E. Dell(2).....................................   330,851      *
Kirk A. Zambetti.........................................    52,823      *
Hugh M. Brown(2).........................................    28,100      *
Melvin L. Hecktman(2)....................................    65,860      *
Clark Johnson(2).........................................    13,076      *
Delores P. Kesler(2).....................................    76,399      *
Donna C.E. Williamson(2).................................    35,998      *
Charles R. Scott(2)......................................    39,739      *
All Executive Officers and Directors as a group (12
 persons)(2)............................................. 2,969,471    4.2%

--------
 *  Less than 1%
(1) Based upon 71,096,181 shares of Common Stock outstanding as of July 28,
    2000.
(2) Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of March 31, 2000 as follows: Mr. Kelly, 834,995 shares; Mr. Smith, 148,708 shares; Mr. Sasen, 172,806 shares; Mr. Dell, 120,736 shares; Mr. Zambetti, 29,739 shares; Mr. Brown, 28,100 shares; Mr. Hecktman, 39,610 shares; Ms. Kesler, 48,399 shares; Ms. Williamson, 35,998 shares; Mr. Scott, 24,739 shares; and executive officers and directors as a group, 1,518,196 shares. Also included in such beneficial ownership are shares held for the account of certain individuals by the ESOP as follows: Mr. Kelly, 78,803 shares; Mr. Smith, 29,987 shares; Mr. Sasen, 20,160 shares; Mr. Dell, 97,988 shares; Mr. Zambetti, 11,606 shares; and all executive officers and directors as a group, 244,393 shares.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending March 30, 2001. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                             SHAREHOLDER PROPOSALS

  Shareholders who wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting should deliver a written copy of their proposal to the Company no later than April 4, 2001. Proposals should be directed to the Chief Financial Officer, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

                                 OTHER MATTERS

Expenses of Solicitation

  The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers or other employees of the Company, personally, or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of the nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain officers of the Company and its directors, and persons who beneficially own more than ten percent of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Company.

  Based solely on a review of the reports provided to the Company by the above referenced persons, the Company believes that as of the date of this Proxy Statement, all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely complied with.

Miscellaneous

  Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in their sole discretion on such matters.

                            PSS World Medical, Inc.
          This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints David A. Smith and Clark A. Johnson as Proxies, each with the power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of Common Stock of PSS World Medical, Inc. (the Company) held of record by the undersigned on October 30, 2000 at the Annual Meeting of Shareholders to be held on December 11, 2000.

1. ELECTION OF DIRECTORS
   [_]  FOR all nominees listed below            [_] WITHHOLD AUTHORITY to vote
        (except as marked to the contrary            for all nominees listed
        below).                                      below

(INSTRUCTION To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

________________________________________________________________________________
                      T. O'Neal Douglas, Clark A. Johnson

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

               [_] FOR             [_] AGAINST            [_] ABSTAIN


        (Continued and to be dated and signed on reverse side)

                            PSS World Medical, Inc.
                        Annual Meeting of Shareholders
                               December 11, 2000


                         (continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSAL 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Dated: ___________________, 2000              __________________________________
                                              Signature

                                              __________________________________
                                              Signature

                                              __________________________________
                                              Title(s)

                                              If a corporation, please sign in
                                              full corporate name by President
                                              or other authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.